                                                                    EXHIBIT 99.7

                                IMRE CORPORATION

                       NONQUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT dated [D] is between IMRE Corporation ("Company"), a Delaware corporation, and [NAME] ("Optionee"). Optionee is a director, officer, key employee or consultant of the Company and/or its subsidiaries, or such other person selected by the Company's Board of Directors or the Company's Stock Option Committee and wishes to have the opportunity to purchase stock of the Company, and Company wishes to make such stock available as an inducement to initial and continuing participation of Optionee in the business and affairs of the Company. Company and Optionee agree:

         1. GRANT OF OPTION. The Company on [D] granted to Optionee the right and option to purchase [SHARES] shares of Common Stock of the Company for a price of [PRICE] per share, pursuant to the terms and conditions of this Agreement (the "Option"). This Option is intended to be a nonqualified stock option.

         2. Term of Option. Subject to Section 9, this Option shall expire on EXPIRE.

         3. NON-TRANSFERABLE. This Option is not assignable or transferable otherwise than by will or applicable laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title 1 of the Employment Retirement Income Security Act, or the rules thereunder, and except as so provided, shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred hereby, this Option shall terminate and become null and void.

         4. TERMS OF EXERCISE. This Option shall be exercisable with respect to the number of shares set forth below on and after the respective date(s) indicated:

                       Number of Shares               Date
                       ----------------               ----

                            [NUM]                     [DT]

If this Option is exercisable in installments, once exercisable with respect to a portion of the shares covered by this Option as set forth above, this Option shall remain exercisable thereafter with respect to such portion until expiration or termination hereunder.
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         5.   EXERCISE. During Optionee's lifetime this Option may be exercised only by Optionee. Subject to Sections 4 and 9, this Option may be exercised from time to time in accordance with the terms of this Agreement by written notice thereof signed and delivered by Optionee (or, in the case of exercise after death of Optionee, by the executor, administrator, heir or legatee of Optionee, as the case may be or, in the case of a qualified domestic relations order, by the qualified person under the domestic relations order) to the Company at the address set forth herein for notices to the Company. Such notice shall state the number of shares as to which this Option is exercised, the date of exercise and whether payment of the exercise price is to be in cash, by delivery or shares of the Company's Common Stock owned by Optionee, or by a combination thereof. The notice shall also state the place and time for completing the purchase of shares covered by the notice, which time shall be not later than 15 days after the date of notice. At the date designated for completion of the purchase, payment for the full exercise price shall be made, in cash, by bank cashier's check, and if in shares of Common Stock, by delivery of certificates of shares of Common Stock duly endorsed for transfer. Any shares of Common Stock delivered by Optionee in full or partial payment for all or part of the exercise price shall be valued at the average of the publicly reported closing bid and asked price on the last business day preceding the date the Company receives such notice, or, if there are no publicly reported prices of the Company's Common Stock, at the fair market value of such Common Stock, as determined in good faith by the Board of Directors of the Company.

         6. WITHHOLDING. Prior to the delivery of any shares purchased upon exercise of this Option, the Company shall determine the amount of federal or state income tax, if any, which is required to be withheld under applicable law and shall collect from Optionee the amount of any such tax to the extent not previously withheld.

         7. RIGHTS AS SHAREHOLDER. Optionee shall not have any rights as a shareholder with respect to any shares subject to this Option until the date that a stock certificate for such shares as to which Optionee has exercised this Option has been issued to Optionee. The Company shall issue such certificate as expeditiously as possible.

         8. RIGHTS OF OPTIONEE. The grant of this Option, execution of this Agreement or exercise of any portion of this Option shall not confer upon Optionee any right to, or guaranty of, continued membership on the Board of Directors of the Company or the Board of Directors of any of the subsidiaries of the Company, or employment by or contractual relationship with the Company or any of its subsidiaries, or in any way limit the right of the Company or such subsidiaries to terminate employment of or contractual relationship with Optionee at any time.


                                       2.
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         9.   TERMINATION OF EMPLOYMENT OR CONTRACTUAL RELATIONSHIP OR
MEMBERSHIP ON BOARD, DEATH AND DISABILITY.

              (a) In the event the employment or contractual relationship of the Optionee by or with the Company or a subsidiary or his membership on the Board of Directors of the Company or on the Board of Directors of any of the subsidiaries of the Company shall terminate by retirement or for any reason other than because of death, physical disability or cause as hereinafter provided, the Option may be exercised by the Optionee at any time prior to the expiration date of this Option or the expiration of three months after the date of such termination of employment, contractual relationship or membership, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise this Option at the date of such termination.

              (b) In the event of the termination of the Optionee's employment or contractual relationship or membership of the Board of Directors of the Company or on the Board of Directors of any of the subsidiaries of the Company because of disability (as defined in the Amended and Restated 1988 Nonqualified Stock Option Plan) this Option may be exercised by the Optionee at any time prior to its expiration date or the expiration of one year after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise this Option at the date of such termination.

              (c) In the event of the death of the Optionee while in the employ of or contractual relationship with the Company or a subsidiary or while a member of the Board of Directors of the Company or a member of the Board of Directors of any of the subsidiaries of the Company, this Option shall be exercisable at any time prior to the expiration date of this Option or the expiration of one year after the date of such death, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise this Option at the date of such termination and only by the person or persons to whom such Optionee's rights under this Option shall pass by the Optionee's will or by the laws of descent and distribution of the date or country of the Optionee's domicile at the time of death.

              (d) In the event of termination of the Optionee's employment or contractual relationship with the Company or any of the subsidiaries of the Company for cause, this Option shall automatically terminate as of the first advice or discussion thereof, and the Optionee shall thereupon have no right to purchase any shares pursuant to this Option. "Termination for cause" shall mean dismissal for dishonesty, conviction or confession of a crime punishable by law (except minor violations), intoxication while at work, fraud, misconduct or disclosure of confidential information.


                                       3.
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To the extent that this Option shall not have been exercised within the limited period above provided, all further rights to purchase shares pursuant to this Option shall cease and terminate at the expiration of such period.

         10. AGREEMENT FOR PURCHASE AND SALE. Upon receipt of notice of exercise by the Company, this Agreement shall become a contract for the purchase and sale of the shares specified therein which, except as provided herein, shall not be subject to termination or rescission by either party. If any law or regulation, whether relating to securities or otherwise, requires the Company to take any action with respect to any shares prior to the transfer thereof, or prohibits, limits or delays the issuance thereof, then the date for payment for or delivery of such shares, or both, shall be extended for the period reasonably necessary to take and conclude such action, or during the period of such prohibition, limitation or delay.

         11. SECURITIES LAWS. Upon exercise of the rights granted under this Agreement, Optionee agrees that Optionee will acquire the shares for investment only and will not transfer any shares acquired hereunder so as to result in a distribution in violation of applicable federal and state securities laws. Optionee understands and agrees that any shares which may be issued pursuant to this Agreement may have such legends and restrictions thereon and be subject to such stop-transfer instructions as the Company determines to be necessary or appropriate, and further agrees to execute such agreements regarding transfer of such shares as the Company or its counsel may deem advisable. Optionee agrees that the Company shall not be required to register any shares acquired by Optionee and that Optionee may be required to hold such shares indefinitely in the absence of registration or an exemption from registration under the federal and state securities laws.

         12. CHANGES IN CAPITAL STRUCTURE. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares as to which this Option shall be exercisable, to the end that Optionee's proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in this Option shall be made without change in total price applicable to the unexercised portion of this Option and with a corresponding adjustment in the Option price per share. Any such adjustment made by the Board of Directors shall be conclusive. In the event of any dissolution or liquidation of the Company, or any reorganization, merger or consolidation with one or more corporations, in lieu of providing for options as provided for above in this Section 12, the Company may, in its sole discretion, provide a 30-day period immediately prior to such


                                       4.
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event during which the Optionees shall have the right to exercise this Option in whole or in part without any limitations on exercisability.

         13. RESERVATION OF SHARES. The Company shall set aside and reserve for the term of this Option that number of shares of Common Stock of the Company (or shares or other securities arising as a result of any adjustments set forth in
Section 12) which will permit the Company to perform its obligations under this Option.

         14. NOTICES. Any notice or demand which either party may give to the other hereunder shall be in writing and shall be effective when delivered personally or sent by registrated mail, postage prepaid, addressed, if to Optionee, as follows:

              {Name}


              --------------------------

              --------------------------

              --------------------------

and, if to the Company, as follows:

              IMRE Corporation
              401 Queen Anne Avenue North
              Seattle, Washington  98109-4517
              Attention:  Chief Executive Officer

Either party may, by notice in writing, direct that future notices or demands be sent to a different address.

         15. THE PLAN. This Agreement hereby incorporates by reference all of the provisions of the IMRE Corporation Amended and Restated 1988 Nonqualified Stock Option Plan (the "Plan"), and shall in all respects be interpreted and construed in such manner as to effectuate the intent of the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall prevail. All matters of interpretation of the Plan and this Agreement, including the terms and conditions thereof and hereof and the definitions of the words used therein and herein, shall be the sole and final discretion of the Board of Directors of the Company or designated committee of the Board of Directors.

         16. GOVERNING LAW. This Option shall be governed by the laws of the State of Washington.

         17. [CHANGE IN CONTROL. If at any time there is a Change in Control (as defined below) of the Company, all Options shall accelerate and become fully vested and immediately exercisable for the duration of the Option term. For purposes of this


                                       5.
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section 17, "Change in Control" shall mean either one of the following: (i) When any "person," as such term is used in Section 13(d) and 14(d) of the Exchange
Act (other than a shareholder of the Company on the date of the grant of the Option, the Company, a subsidiary of the Company, Allen & Company, Incorporated, or an employee benefit plan of the Company, including any trustees of such plan acting as trustees) becomes, after the date of the grant of the Option, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing greater than fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.]

                                            IMRE CORPORATION



                                            By:
                                               ---------------------------------
                                                 Its:
                                                     ---------------------------


                                            {OPTIONEE}

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                                            ------------------------------------
                                            {Address of Optionee}